Exhibit 99.1
NEWS RELEASE

Thursday,	January 29, 2009

Contact:	Margaret K. Dorman
Chief Financial Officer
(281) 443-3370
SMITH INTERNATIONAL, INC. REPORTS FOURTH
QUARTER AND FISCAL YEAR RESULTS
     HOUSTON, Texas (January 29, 2009)... Smith International, Inc. (NYSE: SII) today announced fourth quarter earnings of $199.2 million, or $0.91 per diluted share, on revenues of $3.06 billion. The results include a non-cash charge of $19.4 million after-tax, reflecting a loss on an interest rate derivative contract. After excluding the impact of the charge, the Company reported income from continuing operations of $218.6 million, or $1.00 per diluted share.
     Consolidated revenues increased 33 percent over the $2.30 billion level reported in December 2007 quarter. Excluding the impact of the charge, after-tax earnings grew $51.6 million, or 31 percent, over the comparable prior year quarter.
     The Company reported sequential revenue growth of seven percent, reflecting the inclusion of a full quarter of the W-H Energy operations acquired in August 2008. The revenue growth was concentrated in the U.S. onshore market, reflecting increased sales associated with the W-H business lines as well as higher demand for line pipe and other tubular product offerings. Eastern Hemisphere revenues declined two percent due to the strengthening of the U.S. dollar relative to the local North Sea currencies in which a large proportion of business is transacted. Assuming the W-H operations had been included as of July 1, 2008, pro forma revenues declined approximately one percent on a sequential quarter basis.
     For the 2008 fiscal year, Smith reported sales of $10.77 billion with earnings of $767.3 million, or $3.68 per diluted share. Income from continuing operations for the 2008 fiscal period totaled $788.7 million, or $3.78 per diluted share, a 23 percent improvement in year-on-year profitability levels.

     Commenting on the results, Chief Executive Officer, John Yearwood stated, “We reported solid results in the fourth quarter influenced by the financial contribution of the legacy W-H business lines and strong year-on-year performance of our operations in the U.S., Africa and Latin America. It was the first complete quarter following the W-H acquisition and we are very pleased with the financial results as well as the operational strength of the acquired companies and the status of our integration efforts.”
     “The 2009 business outlook involves a significant amount of uncertainty resulting from the global economic downturn and extremely tight credit markets. While adjusting our cost structure to match activity levels will be a priority in 2009, we will also continue our long term strategy of developing new technologies to match the expansion of our product and service capabilities in order to ensure that we exit the downturn in a stronger competitive position.”
     Margaret Dorman, Chief Financial Officer, added, “We believe the deteriorating business conditions experienced today will soon highlight that Smith has one of the best cash flow downturn profiles in our industry. Over the coming quarters, we would expect to generate significant free cash flow as the business contracts — which should lead to a rapid de-leveraging of our balance sheet.”
     The M-I SWACO segment’s fourth quarter revenues totaled $1.30 billion, four percent below the September 2008 quarter and 10 percent higher on a year-on-year basis. M-I’s Eastern Hemisphere revenue base declined six percent from the third quarter’s level influenced by the strengthening of the U.S. dollar relative to the local European currencies in which a large proportion of business is transacted. The sequential revenue decline was also attributable to the slowdown in the number of land-based drilling programs operating in the United States and Russia — which resulted in lower demand for base fluid and environmental product offerings.
     The Smith Oilfield segment reported revenues of $957.3 million, 32 percent higher on a sequential quarter basis and 65 percent above the December 2007 period. The sequential and year-on-year revenue improvement primarily reflected inclusion of a full quarter of the W-H Energy operations. To a lesser extent, increased drill pipe shipments for U.S. land-based programs and continued market expansion of our completion product offerings in the Eastern Hemisphere region also contributed to the sequential reported growth. Excluding the impact of acquisitions, base business revenues grew four percent on both a sequential quarter and year-on-year basis.

     The Distribution segment reported record revenues of $794.2 million, evidencing four percent sequential and 51 percent year-on-year top-line growth. The sequential revenue improvement was influenced by the energy sector operations which grew 12 percent over the September 2008 quarter. The period-to-period increase reflects higher line pipe and other operating supplies for customers associated with unconventional drilling programs. Lower capital project sales volumes in the U.S. downstream business operations, driven by reduced demand for tubular product offerings, influenced the reported revenue growth.
     Smith International, Inc. is one of the largest global providers of products and services used by operators during the drilling, completion and production phases of oil and natural gas development activities. The Company will host a conference call today beginning at 10:00 a.m. Central to review the quarterly results. Participants may join the conference call by dialing (800) 233-1182 and requesting the Smith International call hosted by John Yearwood. A replay of the conference call will also be available through Thursday, February 5, 2009, by dialing (888) 843-8996 and entering conference call identification number 23666257.
     Certain comments contained in this news release and today’s scheduled conference call concerning the anticipated financial results of the Company constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Whenever possible, the Company has identified these forward-looking statements by words such as “believe,” “expect,” “should” and similar phrases. The forward-looking statements are based upon management’s expectations and beliefs and, although these statements are based upon reasonable assumptions, actual results might differ materially from expected results due to a variety of factors including, but not limited to, overall demand for and pricing of the Company’s products, changes in the level of oil and natural gas exploration and development, and variations in global business and economic conditions. The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. For a discussion of additional risks and uncertainties that could impact the Company’s results, review the Smith International, Inc. Annual Report on Form 10-K for the year ended December 31, 2007 and other filings of the Company with the Securities and Exchange Commission.

     Non-GAAP Financial Measures. The Company reports its financial results in accordance with generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP performance measures and ratios utilized for internal analysis provide financial statement users meaningful comparisons between current and prior period results, as well as important information regarding performance trends. Certain information discussed in this press release and in the scheduled conference call could be considered non-GAAP measures. See the Supplementary Data — Schedule III in this release for the corresponding reconciliations to GAAP financial measures for the three and twelve month periods ended December 31, 2008 and 2007 and the three month period ended September 30, 2008. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results.
     Financial highlights follow:

SMITH INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	December 31,		September 30,
	2008	2007	2008

Revenues	$3,056,371	$2,297,174	$2,849,311

Costs and expenses:
Costs of revenues	2,123,189	1,542,934	1,942,513
Selling, general and administrative expenses	502,425	398,357	463,717

Total costs and expenses	2,625,614	1,941,291	2,406,230

Operating income	430,757	355,883	443,081

Interest expense	33,051	16,748	24,169
Interest income	(994)	(1,257)	(732)

Income before income taxes and minority interests	398,700	340,392	419,644

Income tax provision	130,281	107,902	136,765
Minority interests	69,242	65,483	73,036

Net income	$199,177	$167,007	$209,843

Earnings per share:
Basic	$0.91	$0.83	$1.00

Diluted	$0.91	$0.83	$1.00

Weighted average shares outstanding:
Basic	218,853	200,424	208,857

Diluted	219,687	202,010	210,216

SMITH INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Year Ended December 31,
	2008	2007

Revenues	$10,770,838	$8,764,330

Costs and expenses:
Costs of revenues	7,341,922	5,908,673
Selling, general and administrative expenses	1,786,504	1,485,860

Total costs and expenses	9,128,426	7,394,533

Operating income	1,642,412	1,369,797

Interest expense	89,765	69,990
Interest income	(3,374)	(4,068)

Income before income taxes and minority interests	1,556,021	1,303,875

Income tax provision	505,892	408,471

Minority interests	282,845	248,353

Net income	$767,284	$647,051

Earnings per share:
Basic	$3.70	$3.23

Diluted	$3.68	$3.20

Weighted average shares outstanding:
Basic	207,400	200,244

Diluted	208,727	201,947

SMITH INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,
	2008	2007

Current Assets:
Cash and cash equivalents	$162,508	$158,267
Receivables, net	2,253,477	1,750,561
Inventories, net	2,367,166	1,658,172
Other current assets	306,157	160,735

Total current assets	5,089,308	3,727,735

Property, Plant and Equipment, net	1,844,036	1,105,880

Goodwill and Other Assets	3,885,216	1,228,265

Total Assets	$10,818,560	$6,061,880

Current Liabilities:
Short-term borrowings	$1,366,296	$139,481
Accounts payable	979,000	655,413
Other current liabilities	587,348	378,406

Total current liabilities	2,932,644	1,173,300

Long-Term Debt	1,440,525	845,624

Other Long-Term Liabilities	585,082	317,286

Minority Interests	1,310,970	1,130,773

Stockholders’ Equity	4,549,339	2,594,897

Total Liabilities and Stockholders’ Equity	$10,818,560	$6,061,880

SMITH INTERNATIONAL, INC.
SUPPLEMENTARY DATA – SCHEDULE I
(In thousands)
(Unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2008	2007	2008	2008	2007

REVENUE DATA
Consolidated:
United States	$1,586,913	$1,001,320	$1,335,158	$5,080,710	$3,967,806
Canada	227,989	200,258	242,231	851,098	771,430

North America	1,814,902	1,201,578	1,577,389	5,931,808	4,739,236

Latin America	255,203	208,282	260,381	987,104	738,026
Europe/Africa	630,233	580,720	696,551	2,569,803	2,105,745
Middle East/Asia	356,033	306,594	314,990	1,282,123	1,181,323

Non-North America	1,241,469	1,095,596	1,271,922	4,839,030	4,025,094

Total	$3,056,371	$2,297,174	$2,849,311	$10,770,838	$8,764,330

Non-Distribution:

North America	$1,049,465	$701,345	$851,575	$3,319,130	$2,734,973

Latin America	248,952	205,429	250,015	956,845	723,389
Europe/Africa	614,825	563,878	679,871	2,504,024	2,022,598
Middle East/Asia	348,958	299,631	306,981	1,252,140	1,151,609

Non-North America	1,212,735	1,068,938	1,236,867	4,713,009	3,897,596

Total	$2,262,200	$1,770,283	$2,088,442	$8,032,139	$6,632,569

SEGMENT DATA(a)

Revenues:
M-I SWACO	$1,304,883	$1,190,258	$1,364,269	$5,183,335	$4,422,408
Smith Oilfield	957,317	580,025	724,173	2,848,804	2,210,161

Sub-total	2,262,200	1,770,283	2,088,442	8,032,139	6,632,569

Distribution	794,171	526,891	760,869	2,738,699	2,131,761

Total	$3,056,371	$2,297,174	$2,849,311	$10,770,838	$8,764,330

Operating Income:
M-I SWACO	$202,539	$193,600	$217,016	$839,647	$729,412
Smith Oilfield	232,788	157,908	188,168	746,826	619,038

Sub-total	435,327	351,508	405,184	1,586,473	1,348,450

Distribution	52,042	21,330	61,734	180,178	97,154

General corporate	(56,612)	(16,955)	(23,837)	(124,239)	(75,807)

Total	$430,757	$355,883	$443,081	$1,642,412	$1,369,797

NOTE (a): During 2008, the Company revised its segment reporting in connection with the inclusion of the W-H Energy Services operations to reflect three segments: M-I SWACO; Smith Oilfield and Distribution. In connection with this change, the Company no longer allocates corporate costs to the operating segments. Results for the 2007 periods shown have been recast to conform to the current segment reporting structure.

SMITH INTERNATIONAL, INC.
SUPPLEMENTARY DATA – SCHEDULE II
(In thousands)
(Unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2008	2007	2008	2008	2007

OTHER DATA

Operating Income(b):
Smith ownership interest	$345,273	$277,078	$353,297	$1,296,144	$1,066,961
Minority partner ownership interest	85,484	78,805	89,784	346,268	302,836

Total	$430,757	$355,883	$443,081	$1,642,412	$1,369,797

Depreciation and Amortization(b):
Smith ownership interest	$76,432	$39,701	$56,531	$212,973	$147,316
Minority partner ownership interest	13,263	12,134	12,798	50,470	45,980

Total	$89,695	$51,835	$69,329	$263,443	$193,296

Gross Capital Spending(b):
Smith ownership interest	$145,036	$85,839	$85,720	$356,482	$280,414
Minority partner ownership interest	30,025	21,452	19,100	86,403	75,407

Total	$175,061	$107,291	$104,820	$442,885	$355,821

Net Capital Spending(b) (c):
Smith ownership interest	$117,927	$76,435	$68,341	$287,401	$240,524
Minority partner ownership interest	29,106	19,699	17,586	82,373	70,252

Total	$147,033	$96,134	$85,927	$369,774	$310,776

NOTE (b): The Company derives a significant portion of its revenues and earnings from M-I SWACO and other joint venture operations. Consolidated operating income, depreciation and amortization and capital spending amounts have been separated between the Company’s portion and the minority partners’ portion in order to aid in analyzing the Company’s financial results.
NOTE (c): Net capital spending reflects the impact of proceeds from lost-in-hole and fixed asset equipment sales.

SMITH INTERNATIONAL, INC.
SUPPLEMENTARY DATA – SCHEDULE III
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2008	2007	2008	2008	2007

Consolidated Net Income:
GAAP consolidated net income	$199,177	$167,007	$209,843	$767,284	$647,051
Hurricane-related costs	—	—	2,035	2,035	—
R&D tax credit and other tax adjustments	—	—	—	—	(7,467)
Derivative contract-related loss	19,423	—	—	19,423	—

Non-GAAP consolidated net income	$218,600	$167,007	$211,878	$788,742	$639,584

Diluted Earnings per Share:
GAAP diluted earnings per share	$0.91	$0.83	$1.00	$3.68	$3.20
Hurricane-related costs	—	—	0.01	0.01	—
R&D tax credit and other tax adjustments	—	—	—	—	(0.04)
Derivative contract-related loss	0.09	—	—	0.09	—

Non-GAAP diluted earnings per share	$1.00	$0.83	$1.01	$3.78	$3.16